Exhibit 99.1

Transphorm Announces Closing of $15 Million Private Placement of Common Stock

Positioned to Capitalize on Significant Market Opportunities and Growing Adoption of GaN Power Conversion Devices

GOLETA, Calif.—December 24, 2020—Transphorm, Inc. (OTCQB: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products—today announced the closing of a common stock only private placement of 5,000,000 shares at a price of $3.00 per share, resulting in gross proceeds to Transphorm of $15.0 million, before deducting placement agent commissions, financial advisor fees and other offering expenses.

“We are very pleased with the strong support from the financial community for Transphorm’s vision and the representative growth opportunities for our high-voltage GaN power devices,” stated Mario Rivas, Chief Executive Officer. “In addition to strengthening Transphorm’s overall financial position, completion of this funding enables us to aggressively ramp production in support of secured design-ins for fast charging power adapter applications, while simultaneously expanding the sampling and qualification of our Gen IV and Gen V SuperGaN® products for EV automotive applications. Entering 2021, we are well positioned to benefit from industry megatrends, such as 5G communications and vehicle electrification, due to the increasing demand for high reliability, high performance GaN power conversion devices that can deliver the features and functionality required by a growing cross-section of strategic partners and customers.”

Transphorm intends to utilize the net proceeds to scale volume shipments of GaN products for the fast charging power adapter, server, communication and gaming power supply markets as well as converters/inverters for industrial and renewable applications, expanded sampling and qualification in EV automotive applications, growth of its epi wafer business, as well as working capital to support general operations.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or other jurisdiction’s securities laws, and may not be resold absent registration under, or exemption from registration under, the Securities Act. Transphorm has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued and sold in the private placement within 30 days of the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Loop Capital Markets LLC and Spartan Capital Securities, LLC acted as placement agents for the private placement. B. Riley Securities, Inc. and Craig-Hallum Capital Group LLC acted as financial advisors for the private placement.

About Transphorm
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa.

Forward-Looking Statements
All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Transphorm’s expectations regarding its positioning heading into 2021. These statements are not historical facts but rather are based on the company’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the company’s filings with the Securities and Exchange Commission. Transphorm undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com